77C
CIK 0001227857

The AllianzGI Convertible & Income II Fund held its meeting of shareholders on July 13, 2017. Shareholders voted as indicated below:

				Affirmative Withheld Authority
Re-election of
James A. Jacobson*
Class II to serve until
the annual meeting for
the 2020-2021 fiscal year	7,293	 	745
Re -election of Deborah A.
Decotis Class II to serve
until the annual meeting for
the 2020-2021 fiscal year	62,784,656 	2,978,029
Re -election of Bradford K.
Gallagher Class II to serve
until the annual meeting for
the 2020-2021 fiscal year	62,923,561 	2,839,124
Re-election of Davey S.
Scoon  Class II to serve
until the annual meeting
for the 2020-2021 fiscal year 	62,932,560 	2,830,125


The other members of the Board of Trustees at the time of the meeting, namely, Ms. Barbara R. Claussen** and Messrs. F. Ford Drummond, A. Douglas Eu**, Hans W. Kertess, James S. MacLeod, William B. Ogden, IV and Alan Rappaport continued to serve as Trustees of the Fund.
* Mr. Jacobson was elected by preferred shareholders voting as a separate class. All other trustees of the Convertible & Income II Fund were elected by common and preferred shareholders voting together as a single class.
** Interested Trustee